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                                                                          #2703
                                                       CORPORATE COMMUNICATIONS

                                                              W. R. Grace & Co.
                                                           One Town Center Road
                                                      Boca Raton, FL 33486-1010
[ERACE NEWS LOGO]





CONTACT: Media Relations:          Investor Relations:
         Jane McGuinness           Susan G. Eccher
         (561) 362-1343            (561) 362-1331


                     GRACE CONSIDERING ASBESTOS INSURANCE;
                       CEO COSTELLO TO RETIRE BY YEAR-END

         BOCA RATON, Fla., May 14, 1998 -- W. R. Grace & Co. (NYSE: GRA) today confirmed that it is considering purchasing supplemental insurance that would limit its liability for asbestos-related litigation. In response to questions at an analyst meeting, Grace Senior Vice President and Chief Financial Officer

Larry Ellberger said that Grace believes the insurance, if available, could cost less than $100 million. However, the cost would depend upon the specific terms of the coverage and could be substantially less than $100 million. Grace also stated that if it determines to purchase the insurance, it may be in place by year-end 1998.

         In addition, Grace reported that Chairman, President and Chief

Executive Officer Albert J. Costello plans to retire around year-end. Grace said that its Board of Directors is conducting a search of internal and external candidates to succeed Costello and hopes to announce a successor by the end of the 1998 third quarter.

         Grace is a leading global supplier of catalysts and silica products,

specialty construction chemicals and building materials, and container sealants and coatings. With annual sales of approximately $1.5 billion, Grace has 6,300 employees and operations in more than 40 countries.

         For more information, visit Grace's Web site at www.grace.com.

                                      ###

         This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Information concerning the factors that could cause such differences can be found in Grace's Annual Report on Form 10-K for 1997.